Exhibit 2.2

AMENDMENT NO. 1

SETTLEMENT AGREEMENT AND RELEASE

This AMENDMENT NO. 1 to the SETTLEMENT AGREEMENT AND RELEASE is entered into as of February 4, 2010 (this “Amendment”) by and among Leatt Corporation, a Nevada corporation (the “Company”), Christopher J. Leatt, an individual (“Leatt”) and J.P. DeVilliers, an individual (“JP” and together with Leatt, the “Principals”). Each of the parties hereto are referred to as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the Original Agreement (as defined below).

BACKGROUND

          The Parties entered into a Settlement Agreement and Release, dated as of September 25, 2008 (the “Original Agreement”), pursuant to which the Company agreed, among other things, to (a) issue and deliver 16,800,000 shares of restricted Common Stock to Leatt and 4,200,000 shares of restricted Common Stock to JP, and (b) issue 2,400,000 shares of the Company’s Series A Voting Convertible Preferred Stock, $0.001 par value per share to Leatt and 600,000 shares to JP. The Parties now desire to enter into this Amendment to correct the recitals in the Original Agreement as more specifically set forth herein.

AGREEMENT

          NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

          1.      Amendment to Recital A: Recital A, of the Original Agreement is deleted in its entirety and in lieu thereof the following provision is inserted:

                        A.       Pursuant to a certain asset purchase agreement (the “Original Agreement”), dated on or about June 17, 2005, among the Company and the Principals, the Company agreed to issue and deliver to the Principals, an aggregate of 25,000,000 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) and 24,000,000 shares of the Company’s preferred stock, which was to be divided between Leatt and JP, as described below. The Company was obligated to issue to Leatt, 20,000,000 shares Common Stock, 9,600,000 shares to be designated as Series A Control Preferred Stock (the “Series A Stock”) and 9,600,000 shares to be designated as Series B Participating Preferred Stock (the “Series B Stock” and together with the Series A Stock, the “Preferred Stock”), and to JP, 5,000,000 shares of Common Stock, 2,400,000 shares of Series A Preferred Stock and 2,400,000 shares of Series B Preferred Stock, in exchange for their services in connection with the general management and operation of the Company’s operations in South Africa, prior to the Company’s going public transaction in June 17, 2005. Special rights and preferences were meant to be associated with the Preferred Stock that were issued to the Principals, including but not limited to certain distribution rights, liquidation rights and voting rights.

          2.      Agreement. In all other respects, the Original Agreement shall remain in full force and effect.

          3.      Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the Parties have executed this Amendment to the Settlement Agreement and Release as of the date first above written.

Company:		LEATT CORPORATION

	By:	/s/ Jeff J. Guzy
Jeff J. Guzy
President

Address:
Leatt Corporation
Unit 1, Kyalami Plaza,
Kyalami Drive, Killarney Gardens,
Cape Town, 7441, South Africa

Principals:

	By:	/s/ Christopher J. Leatt
Christopher J. Leatt

Address:
c/o Leatt Corporation
Unit 1, Kyalami Plaza,
Kyalami Drive, Killarney Gardens,
Cape Town, 7441, South Africa

	By:	/s/ Jean-Pierre DeVilliers
Jean-Pierre DeVilliers

Address:
c/o Leatt Corporation
Unit 1, Kyalami Plaza,
Kyalami Drive, Killarney Gardens,
Cape Town, 7441, South Africa

Amendment No. 1 to Settlement and Release Agreement